Exhibit 10.39

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment (“Amendment”) to the Employment Agreement by and between NetSol Technologies, Inc. (“Netsol” or the “Company”) and Boo-Ali Siddiqui (“Executive”), dated June 30, 2014 (the “Employment Agreement”) is entered into effective as of the date indicted below.  Other than the specific amendments enumerated in the Amendment, all of the terms of the Employment Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern.  All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.1 through 1.3 shall be amended to read as follows

1.1           The Company hereby enters into this Agreement with Executive, and Executive hereby accepts employment under the terms and conditions set forth in this Agreement for a period of three years thereafter (the "Employment Period"); provided, however, that the Employment Period may be terminated earlier pursuant as provided herein.  The Employment Period shall be automatically extended for additional one year periods unless either party notifies the other in writing two weeks before the end of the term to elect not to so extend the Employment Period.

1.2           Executive shall serve as Chief Accounting Officer of the Company.

1.3           Executive shall perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Accounting Officer and consistent with the bylaws and policies, including, but not limited to the committee charters and Code of Ethics of the Company.

Section 3.7 shall amended to read as follows:

3.7           Executive shall be granted ten thousand shares (10,000) of common stock to vest in equal 25% tranches (2,500) upon the conclusion of each quarter of service.  The shares are granted from the Company’s 2013 Equity Incentive Plan.  The Shares shall be granted in tranches of 2,500 shares on October 1, 2014; the next 2,500 on January 1, 2015; the next 2,500 on April 1, 2015 and the final 2,500 shares on July 1, 2015.

Section 4.4.3(ii) and 4.4.3(iii) shall be modified to read:

(ii)           Continuation of Executive's annual Base Salary, in effect at the time of termination, for a period of twenty four (24) months after the termination date subject to standard deductions and withholding;

(iii)          Continuation of Executive's medical, disability and other benefits for a period for  twenty-four (24) months after the termination date, as if Executive had continued in employment during said period, or in lieu thereof, cash (including a tax-equivalency payment for Federal, state and local income and payroll taxes assuming Executive is in the maximum tax bracket for all such purposes) where such benefits may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the benefit is being provided) under applicable law or regulation; and,

The Amendment is agreed to on June 30, 2014, and shall become effective as of the date first written above.

Employee

By:  /s/ Boo Ali Siddiqui
Boo Ali Siddiqui

NetSol Technologies, Inc.

By: /s/ Najeeb Ghauri	By: /s/ Patti L. W. McGlasson
Najeeb Ghauri	Patti L. W. McGlasson
Chief Executive Officer	Sr. V.P., Corporate and Legal Affairs, General Counsel & Corporate Secretary